Margaret M. Pego	Human Resources
Senior Vice President-Human Resources	80 Park Plaza, T4, Newark, NJ 07102
and Chief Human Resources Officer	tel: 973-430-7243 fax: 973-643-6063
email: Margaret.Pego@pseg.com

July 15, 2019

Eric Carr

Dear Eric:

I am pleased to offer you the position of President & Chief Nuclear Officer, effective July 27, 2019 in PSEG Nuclear, a subsidy of PSEG Power LLC (“PSEG Power”). In this position, you will be paid a base annual salary of $540,000. You shall be eligible for your next salary review in January 2020. Salary reviews will be conducted annually thereafter.

You will be eligible to participate in the PSEG Senior Management Incentive Compensation Plan (“SMICP”) under the terms and conditions of that Plan. Your target incentive award will be 70% of your base salary. You may, however, be eligible to receive up to 140% of your base salary dependent upon business results. Targets and awards may be adjusted from time to time in accordance with established plan procedures. There is no guarantee of payment under the SMICP, and any such payment will be contingent upon your establishment and successful completion of goals and objectives. Your first award under the SMICP, if earned, will be contingent upon the results of established goals and objectives for 2019 and payable in 2020. Any SMICP award for 2019 will be prorated for the months beginning in August 2019 through December 2019. You will be eligible for a prorated Management Incentive Compensation Plan (“MICP”) award for the period beginning in January 2019 through July 2019 at your former target (50%), salary, weightings and results.

You will continue to be a participant in the PSEG 2004 Long-Term Incentive Plan as amended (“LTIP”). Future LTIP grants will be in the form of 35% as Restricted Stock Units (“RSUs”) and 65% as Performance Share Units (“PSUs”). The number and form of LTIP grants recommended in any given year will appropriately reflect your responsibilities and ability to contribute to the long-term success of PSEG and is subject to the approval of the Organization and Compensation Committee (“O&CC”) of the Board. All future grants under the LTIP will be subject to the terms of the LTIP and the related grant award agreements.

You will continue to be eligible to participate in the PSEG Deferred Compensation Plan For Certain Employees and the PSEG Equity Deferral Plan. Also, you will continue to be a Schedule C participant in the Key Executive Severance Plan of Public Service Enterprise Group Incorporated, as amended from time to time.

If, at the time you terminate from employment, you are determined to be a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), your nonqualified deferred compensation payments will be delayed for six months following your termination of employment to the extent necessary to satisfy Section 409A.

Eric Carr	July 15, 2019
The company will provide you with a monthly stipend in the amount of $1,000 for the purchase or lease of a vehicle along with associated costs such as vehicle maintenance, insurance, mileage, fuel and tolls. This stipend may be amended from time to time by the company.

You will continue to be required to own and retain a level of company stock commensurate with your new position as outlined in the attached Officer Stock Ownership and Retention Policy. Please note the required minimum level of company stock ownership has increased from 1x base salary to 2x base salary with this promotion.

You will be required to complete a FERC/BPU interlock questionnaire and your position is contingent upon successful clearance of interlock requirements.

The purpose of this letter is to set forth the terms of your new position with the Company; it is not a contract of employment, nor does it guarantee your employment with the Company for any period of time. Your employment with the Company is at-will, which means that either you or the Company is free to terminate the employment relationship at any time, for any reason, with or without cause.

Additionally, enclosed is a booklet referencing the Responsibilities of Corporate Officers and Directors.

Finally, you will be required to sign the enclosed Confidentiality, Non-Competition, and Non-Solicitation Agreement, and the enclosed Arbitration Agreement.

If the foregoing is in accordance with your understanding, please sign this letter and the enclosed Agreements, and return them to me.

Sincerely,
/s/ Margaret M. Pego
Margaret M. Pego
Senior Vice President - Human Resources
and Chief Human Resources Officer
Agreed to this 16 day of July, 2019.

/s/ Eric Carr
Eric Carr

Attachments:
1.Senior Management Incentive Compensation Plan (“SMICP”) & Management Incentive Compensation Plan(“MICP”)
2.PSEG Deferred Compensation Plan and Equity Deferral Plan
3.Key Executive Severance Plan
4.Officer Stock Ownership & Retention Policy
5.FERC/BPU interlock questionnaire
6.Confidentiality, Non-Competition and Non-Solicitation Agreement
7.Arbitration Agreement
8.Responsibilities of Corporate Officers and Directors
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